Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into this 21st day of December, 2005, by and between The J. Jill Group, Inc., a Delaware corporation (“J. Jill”), on behalf of itself and the other entities encompassed within the definition of the term “Company” as set forth in Section 7(c), and Gordon R. Cooke (the “Employee”).  This Agreement sets forth the agreement of the parties relating to the severance arrangements for the Employee under certain circumstances.  Capitalized terms used in this Agreement are defined in Section 7 hereof.

1.                                       Severance Pay and Associated Benefits Upon a Qualified Termination.

(a)                                  Severance Benefits.  In the event of a Qualified Termination, and subject to the provisions of Sections 2 and 5 below, the Company will provide the payments and benefits described in this Section 1 (collectively, the “Severance Benefits”).

(b)                                 Severance Pay.  The Company will make a one-time, lump-sum payment to the Employee in the gross amount of one year of the Employee’s annual base salary in effect immediately prior to the Qualified Termination (the “Severance Payment”).

(c)                                  Medical Insurance.  The Employee’s rights under the so-called COBRA statute (which gives the Employee the right to continue to participate in the Company’s group medical plans for a period of time at the Employee’s own expense) shall become effective as of the Termination Date.  For a 12-month period from the Termination Date, or until the Employee becomes eligible for group medical plans from a new employer offering substantially equal insurance, whichever is sooner, the Company will pay the same portion of the premium for the Employee’s existing medical and/or dental insurance as it would have paid (and the Employee will pay the same portion of the premium for such insurance as the Employee would have paid) if the Employee had continued to be employed at the Company.  The Employee will notify the Company’s Human Resources Department in writing within 72 hours of accepting any such reemployment with such insurance eligibility.  Nothing herein shall prevent the Company from making changes in its medical insurance plan, to the extent that such changes are generally applicable to employees of the Company.

(d)                                 Withholdings.  The Company may deduct from the Employee’s Severance Payment and any other payments otherwise due to the Employee, such withholding taxes and similar governmental payments and charges as may be required.

(e)                                  Timing for Payment; Section 409A Restrictions.  Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions on when severance payments may be issued.  In the event the Severance Benefits become due, the Severance Payment shall be issued on the earlier of (i) the date six (6) months after the Termination Date, or (ii) the death of the Employee.  However, the restrictions in the previous sentence shall not apply, and the Severance Payment shall be made not later than the fifth day following the expiration of the seven-day revocation period described in Section 2 without revocation of the Release and Waiver by the Employee, if (i) the Company determines in good faith that the Severance Payment can be made at that time without violating the restrictions under Section 409A, or (ii) the Severance Payment meets the following requirements:

(A)  The entire amount of the Severance Payment does not exceed the lesser of (I) two times the Employees’ annual compensation or (II) two times the §401(a)(17) limit of the Code.  Each limit is determined using the compensation or §401(a)(17) limit in the calendar year before the year in which the Termination Date occurs, and for purposes of this exception, the Employee’s annual compensation is determined with reference to Treasury Regulation Section 1.415-2(d)(2), which generally includes base salary and bonuses; and

(B)  All amounts are paid by December 31 of the second calendar year following the year in which the Termination Date occurs (e.g. if employment terminates in 2005, all payments must be made by December 31, 2007).

2.                                       Release and Waiver.

In return for the payments and benefits provided to the Employee as set forth in Section 1 above, the Employee agrees to execute the Release and Waiver in the form attached as Exhibit A hereto.  For a period of seven days after the Employee has executed such Release and Waiver, the Employee may revoke the Release and Waiver.  The Release and Waiver shall become effective, and the Severance Benefits described in Section 1 shall become due, only upon the expiration of the seven-day revocation period without revocation of the Release and Waiver by the Employee.  Notwithstanding the foregoing, the Company and the Employee agree that the terms of this Agreement shall survive the Release and Waiver and that claims to enforce the terms of this Agreement are not discharged by the Release and Waiver.

3.                                       Cooperation.

In connection with any termination of the Employee’s employment, the Employee agrees to cooperate with the Company in promptly transitioning the Employee’s duties and activities within the Company to the person or persons designated by the Company to receive them.

4.                                       Confidentiality; Nondisparagement.

(a)                                  Confidentiality.  The Employee agrees to keep the terms of this Agreement confidential, and agrees not to disclose the terms of this Agreement to third parties except to the Employee’s immediate family and legal or financial advisers and except as required by law or legal process and then only after notice is given to the Company in accordance with Section 6(g) below such that, where feasible, the Company will have a reasonable opportunity to oppose disclosure.  The Employee understands that any breach of this confidentiality provision will constitute grounds for termination by the Company of the Employee’s employment for Cause as defined in Section 7(a).

(b)                                 Nondisparagement.  The Employee agrees not to take any action or make any statement, written or oral, which disparages the Company, its officers, or its management, business or personnel practices, or which disrupts or impairs the Company’s normal operations.  The provisions of this Section 4(b) shall not apply to any truthful statement required to be made by the Employee in any legal proceeding or pursuant to any governmental or regulatory investigation.

(c)                                  Non-Solicitation.  The Employee agrees that, during the Employee’s employment with the Company and for a period of one year after the termination of the Employee’s employment with the Company for any reason, the Employee will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of the term of the Employee’s employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

5.                                       Remedies.

The Employee acknowledges and agrees that the Employee’s obligations arising under Section 4 above are of the essence to this Agreement and that the Employee’s breach of any of these obligations will terminate the Company’s obligations to the Employee under Section 1 of this Agreement.  Should the Employee breach any such obligations the Employee shall further be required to pay back to the Company the full value of any benefit that the Employee has derived under Section 1 above.  The Employee further acknowledges and affirms that money damages cannot adequately compensate the Company for any breach by the Employee of Section 4 of this Agreement and that the Company is entitled to equitable relief in any Massachusetts or other court of competent jurisdiction to prevent or otherwise restrain any actual or threatened breach of the provisions of said Sections and/or compel specific performance of, or other compliance with, the terms thereof.

6.                                       Miscellaneous.

(a)                                  At-Will Employment.  This Agreement is not a contract to employ the Employee for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and the Employee, it being acknowledged that the Employee’s employment is “at will” and that either the Employee or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause and with or without prior notice.

(b)                                 Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns, and present and former employees and agents of the parties hereto to the extent permitted by law.

(c)                                  Attorneys Fees.  Each party shall bear his or its own attorney’s fees and expenses.

(d)                                 Governing Law.  This Agreement shall be interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts and without regard to any conflict of laws provisions.

(e)                                  Effect on Other Agreements; Modification.  This Agreement supersedes any prior oral or written understanding or agreement relating to severance payments to be made to the Employee following termination of employment with the Company (including without limitation the letter agreement between the Employee and the Company dated December 21, 1995), except the Change in Control Severance Agreement between the Employee and the Company dated as of the date hereof and the Agreement to Protect Corporate Property between the Employee and the Company effective as of December 10, 2004.  This Agreement may be modified only in a writing signed by both parties.

(f)                                    Execution.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

(g)                                 Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

The J. Jill Group, Inc.

4 Batterymarch Park

Quincy, Massachusetts  02169-7468

Attention: Senior Vice President/Human Resources

with a copy to:

David R. Pierson, Esq.

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

To the Employee:

Gordon R. Cooke

400 East 57th St.

New York, New York 10022

7.                                       Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)                                  “Cause” for termination by the Company of the Employee’s employment shall mean (i) any material breach by the Employee of this Agreement or any other agreement to which the Employee and the Company are both parties, (ii) any act or omission to act by the Employee which may have a material and adverse effect on the Company’s business or on the Employee’s ability to perform services for the Company, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the Employee in connection with the business or affairs of the Company.

(b)                                 “Code” shall have the meaning given that term in Section 1(e) hereof.

(c)                                  “Company” shall mean The J. Jill Group, Inc., any successor to its business or assets which assumes this Agreement, by operation of law or otherwise, and any of its Subsidiaries.

(d)                                 “Employee” shall mean the individual named in the first paragraph of this Agreement.

(e)                                  “Good Reason” for termination by the Employee of the Employee’s employment shall be a termination based on one or more of the following events occurring without the Employee’s express written consent:  (a) a substantial adverse alteration in the nature or status of the Employee’s responsibilities; (b) a reduction by the Company in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or (c) the Company’s requiring that the Employee’s principal place of business be at an office located more than 25 miles from (i) the site of the Employee’s principal place of business immediately prior to the resignation or (ii) New York, New York, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s past business travel obligations.

(f)                                    “Qualified Termination” shall mean the Employee’s employment by the Company is terminated (i) by the Employee for Good Reason or (ii) by the Company for any reason other than for Cause.

(g)                                 “Severance Benefits” shall have the meaning given that term in Section 1(a) hereof.

(h)                                 “Severance Payment” shall have the meaning given that term in Section 1(b) hereof.

(i)                                     “Subsidiary” shall mean any corporation, partnership or other entity, at least a majority of the outstanding voting shares or controlling interest of which is at the time directly or indirectly owned or controlled (either alone or through Subsidiaries or together with Subsidiaries) by The J. Jill Group, Inc. or another Subsidiary.

(j)                                     “Termination Date” shall mean the date that the Employee’s employment by the Company terminates for any reason or no reason.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date first above written.

THE J. JILL GROUP, INC.

By:	/s/ Ruth M. Owades
Duly Authorized

EMPLOYEE

/s/ Gordon R. Cooke
Gordon R. Cooke

EXHIBIT A

GENERAL RELEASE AND WAIVER OF ALL CLAIMS

(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

In consideration of the payment, benefits and other agreements set forth in the Severance Agreement dated December 21, 2005 between The J. Jill Group, Inc. (“J. Jill”) and Gordon R. Cooke (the “Employee”) to which this General Release and Waiver Of All Claims is attached (the “Agreement”), the Employee, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges J. Jill and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies (J. Jill and such subsidiaries, affiliates, related companies, divisions and predecessor and successor companies being collectively referred to as the “Company”), and each of its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers, heirs, successors and assigns in their capacities as such (J. Jill, its subsidiaries, affiliates, related companies, divisions and predecessor and successor companies and its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers, heirs, successors and assigns in their capacities as such being collectively referred to as the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to the Employee’s employment by the Company (including his hiring), or the termination of that employment, whether as a contractor or employee, or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and federal or Massachusetts laws, statutes and regulations, including common or constitutional law).

The Employee represents and warrants that the Employee knowingly and voluntarily waives all rights or claims arising prior to the Employee’s execution of this Release and Waiver that the Employee may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of an action brought on the Employee’s behalf in any state or federal agency and/or as a consequence of any litigation concerning any facts alleged in any such action.

The Employee further represents that:

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(a)                                  The Company has advised the Employee to consult with an attorney of the Employee’s choosing concerning the rights waived in this Release and Waiver.  The Employee has carefully read and fully understands this Release and Waiver, and is voluntarily entering into this Release and Waiver.

(b)                                  The Employee understands that the Employee has 21 days to review this Release and Waiver prior to its execution.  If at any time prior to the end of the 21 day period, the Employee executes this Release and Waiver, the Employee acknowledges that such early execution is a knowing and voluntary waiver of the Employee’s right to consider this Release and Waiver for at least 21 days and is due to the Employee’s belief that the Employee has had ample time in which to consider and understand this Release and Waiver and in which to review this Release and Waiver with an attorney.

(c)                                  The Employee understands that, for a period of seven days after the Employee has executed this Release and Waiver, the Employee may revoke this Release and Waiver by giving notice in writing of such revocation to the Company in accordance with Section 6(g) of the Agreement.  If at any time after the end of the seven-day period the Employee accepts any of the payments or benefits provided by the Company as described in the Agreement, such acceptance will constitute an admission by the Employee that the Employee did not revoke this Release and Waiver during the revocation period and will further constitute an admission by the Employee that this Release and Waiver has become effective and enforceable.

(d)                                  The Employee understands the effect of this Release and Waiver and that the Employee gives up any rights the Employee may have, in particular but without limitation, under the Federal Age Discrimination in Employment Act and the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.).

(e)                                  The Employee understands that the Employee is receiving benefits pursuant to the Agreement that the Employee would not otherwise be entitled to if the Employee did not enter into this Release and Waiver.

(f)                                    The Employee acknowledges that the severance pay and associated benefits specified in the Agreement represent all payments and benefits owed to the Employee and that upon receipt of said payments and benefits, the Employee shall have received all payments and benefits owed to the Employee in connection with the Employee’s employment with the Company and that no additional payments or benefits are due.

Signed and sealed this           day of                    , 200  .

Please note that you may revoke this Release and Waiver within 7 days of signing, in which case this Release and Waiver shall be void.

Gordon R. Cooke

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